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                                                                    Exhibit 23.1

                              Accountant's Consent

Board of Directors
Gold Banc Corporation, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-80751) on Form S-8 of Gold Banc Corporation, Inc. Employees' 401(k) Plan of our report dated June 26, 2001, relating to the statements of net assets available for plan benefits of the Employees' 401(k) Plan of Gold Banc Corporation, Inc. as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years ended and the supplemental schedule, which report appears in the Annual Report (Form 11-K) for the year ended December 31, 2000.

                                    /s/ KPMG LLP

November 30, 2001
Kansas City, Missouri